Fixed Assets Loan Contract

Exhibit 4.109

Fixed Assets Loan Contract

No.: FJ001622010256

Borrower: Fugong Xineng Power Development Co., Ltd.

Business license No.: 530000400004919

Legal representative/ person in charge: JOHN DOUGLAS KUHNS

Domicile: Latudi Village Shangpa Town Fugong County Nujiang Prefecture Post Code: 673400

Account bank and account No.: Bank of China Limited Fujian Branch 800112475808093001

Tel: 0886-3412280	Fax: 0886-3412280

Lender: Bank of China Limited Fujian Branch

Legal representative/ person in charge: Tao Yiping

Domicile: Bank of China Mansion, No.136 Wusi Road, Fuzhou City	Post Code: 350003

Tel: 0591-87090999	Fax: 0591-87848584

Through consultations on an equal basis, the Borrower and the Lender agree on the provision of fixed assets loan by the Lender to the Borrower, and hereby enter into this Contract.

1	Amount

Currency of the loan: RMB.

Amount of the loan: (in words) Ninety million;

(in numbers) 90,000,000.00

2	Term

Term of the loan: 216 months, from the date of actual utilization; or in case of installments, from the date of the first actual utilization.

The Borrower shall draw the facility strictly in accordance with the agreed schedule of utilization. Where the date of actual utilization is later than the agreed date of utilization, the Borrower shall still repay in accordance with the schedule of repayment agreed in this Contract.

3	Purpose

Purpose: to finance the construction of Latudi River Hydroelectric Power Station (including replacement of the existing loan and external borrowing in Agricultural Bank of China).

The Borrower shall not change the purpose without the written consent of the Lender, including but not limited to that the Borrower shall not use the loan to invest in the stocks and other securities, and to finance the projects of which the entry is forbidden by the laws, regulations,

Fixed Assets Loan Contract

regulatory rules and national policies or the projects without due permission and the projects and purposes which cannot be financed by the facility from a bank.

4	Interest rate and calculation of the interest

4.1	Interest rate

Interest rate on the RMB borrowings

The interest rate shall be (2) of the following:

(1) Fixed interest rate, /‰ The interest rate will not change in the term of the loan.

(2) Floating interest rate, with the floating period of 12 months:

The interest rate shall be readjusted for every 12 months from the date of actual utilization (in case of installments, from the date of the first actual utilization). The readjustment date shall be the date in the readjustment month corresponding to the date of actual utilization. If there is no date in the readjustment month corresponding to the date of actual utilization, the readjustment date shall be the last day in the readjustment month.

A.

The interest rate on the borrowings in the first floating period shall be the more than five-year benchmark interest rate of loan issued by the People’s Bank of China on the date of actual utilization less 5%.

B.

Upon expiration of each floating period, the benchmark interest rate of the loan with the same term issued by the People’s Bank of China on the readjustment date less 5% shall be the interest rate applicable to the next floating period.

4.2	Calculation of the interest

The interests shall be calculated from the date of actual utilization by the Borrower and based on the actually drawn amount and the days of using such amount.

Interest calculating formula: Interests = Principal × Days of actual using × Daily interest rate.

The daily interest rate shall be calculated on 360 days each year. The calculating formula: Daily interest rate = Annual interest rate/360.

4.3	Interest settlement method

The Borrower shall settle the interest according to (1) of the following:

(1)

The interests shall be settled on a quarterly basis. The 20th day of the last month in each quarter shall be the date of interest settlement, and the 21st thereof shall be the date of interest payment.

(2) The interests shall be settled on a monthly basis. The 20th day of each month shall be the date of interest settlement, and the 21st thereof shall be the date of interest payment.

If the repayment date of the last installment of the loan principal is not a date of interest payment, then such repayment date shall be deemed as the date of interest payment, and the Borrower shall pay off all interests accrued as of such date.

4.4	Penalty interest

Fixed Assets Loan Contract

(1)

If the Borrower fails to repay within the agreed term, the part which is overdue shall be charged interests at the penalty interest rate of the overdue repayment, from the overdue date until the principal and interests thereon are paid off.

(2)

If the Borrower fails to use the loan for the agreed purpose, the part which is misappropriated shall be charged interests at the penalty interest rate of the misappropriation, from the date of misappropriation until the principal and interests thereon are paid off.

(3) The loan which is both overdue and misappropriated shall be charged interests at the penalty interest rate of the misappropriation.

(4)

If the Borrower fails to pay duly any interests and the penalty interests, the compound interests thereon shall, pursuant to the method of interest settlement set out in Clause 4.3 hereof, be charged at the penalty interest rate agreed in Clause 4.3 hereof on such interests and penalty interests.

(5)

In respect of the calculation of the penalty interests and the compound interests, where the interest rate of the loan agreed in this Contract is adjusted, the penalty interests and the compound interests shall be calculated on a basis of different periods since the date of adjustment.

(6) Penalty interest rate

A.

Within the term of the loan, the penalty interest rate of the overdue repayment shall be the rate agreed in Clause 4.1 plus 30%; and the penalty interest rate of the misappropriation shall be the rate agreed in Clause 4.1 plus 50%.

B.

Upon the end of the term of the loan, the penalty interest rate of the loan with the fixed interest rate shall be changed into the floating interest rate, with the floating cycle of / months. The date of re-pricing shall be the corresponding date of the expiring date of the term of the loan in the month which the date of re-pricing is in. Where there is not a corresponding date in such month, the last day in such month shall be the date of re-pricing.

Within the first floating cycle, the penalty interest rate of the overdue repayment shall be the rate agreed in Clause 4.1 plus /%; and the penalty interest rate of the misappropriation shall be the rate agreed in Clause 4.1 plus /%.

Following the end of each floating cycle, the basic interest rate of the same level issued by the People’s Bank of China on the date of re-pricing shall be the basic interest rate of the next floating cycle. The penalty interest rate of the overdue repayment shall be such interest rate plus /%; and the penalty interest rate of the misappropriation shall be such interest rate plus /%.

Upon the expiry of the term, the interest rate of the loan with the floating interest rate shall still be floating pursuant to the floating period and method agreed in Clause 4.1 hereof. The penalty interest rate of the overdue loan shall be such floating interest rate plus 30%, and penalty interest rate of the misappropriated loan shall be such floating interest rate plus 50%.

5	Conditions for Utilization

The Borrower can only utilize upon satisfaction of the following conditions:

5.1	This Contract and its Appendixes have become effective;

Fixed Assets Loan Contract

5.2

The Borrower has retained with the Lender the Borrower’s documents, bills, specimen signatures, list of personnel and signature sample relating to execution and performance of this Contract and properly filled in the relevant certificates;

5.3	The Borrower has opened the account necessary for performance of this Contract as required by the Lender;

5.4

The Borrower shall, 1 banking day prior to utilization, submit to the Lender a written application for utilization and the evidential documents for the purpose, and handle the relevant procedures for utilization;

5.5	The Borrower has provided to the Lender the resolution and authorization approving execution and performance of this Contract issued by the board of directors or other authorities of the Borrower;

5.6	The capital fund of the same proportion as the proposed facility has been made in full, and the actual progress of the project matches with the amount which has been invested;

5.7

The Borrower has provided the security as required by the Lender, and the security contract has come into effect and the legal procedures of examination and approval, registration or filling have been completed; and

5.8	Other conditions for utilization as stipulated by law or agreed by both Parties: /.

The Lender may refuse the Borrower’s application for utilization if the above conditions for utilization are not satisfied, except the Lender agrees to extend the loan.

6	Date and method for utilization

6.1	The Borrower shall draw the loan pursuant to the date and method of (2) as follows:

(1) Draw the loan in a lump sum on / .

(2) Draw the loan in full within the period of 90 days since 15 July 2010.

(3) Draw the loan by installments pursuant to the schedule as follows:

Date of Utilization	Amount of Utilization

/	/

/	/

/	/

(4)

The Borrower shall file separate application in accordance with the progress of the project and draw with the consent of the Lender. In any event the Borrower shall draw the loan in full no later than             /            .

6.2	The Lender shall be entitled to refuse the Borrower’s application for drawing the part of loan which has not been drawn within the above time limit.

Where the Lender agrees to extend such delayed amount, it shall be entitled to charge the obligation fees at      1%        for the delayed drawing amount; and where the Lender refuses to extend part of the loan, the Lender shall be entitled to charge the obligation fees at 1% for such part.

Fixed Assets Loan Contract

7	Payment of the amount of the loan

7.1	Loan account: The Borrower shall open the following account with the Lender as the loan account and the granting and payment of the loan shall be carried out through such account.

Name of the account: Fugong Xineng Power Development Co., Ltd.

Account No.: 800112475808073001

7.2	The loan shall be paid in the following method:

(1)

In accordance with the Interim Measures on Management of the Fixed Assets Loans issued by the China Banking Regulatory Commission, the payment of an individual amount of the loan of the Borrower under this Contract which exceeds 5% of the total investment of the project (i.e. Currency: RMB, Amount: RMB 7,058,100, the same below) or RMB 5,000,000 shall be paid in the method of entrusted payment by the Lender.

Entrusted payment by the Lender means the Lender shall pay the amount of the loan to the counterparty of the Borrower in the transaction which conforms to the purpose agreed in this Contract, in accordance with the application of utilization and entrustment of payment by the Borrower.

Where the conditions of entrusted payment by the Lender could be satisfied, the Borrower shall specify the payment entrustment (including the information necessary for the payment such as the name and the account of the counterparty as well as the amount of the payment etc.) in the application for utilization, and shall provide the Lender with the relevant transaction documents such evidential document for purpose of the loan etc. required for the submission for examination. The Lender shall, following examination and approval, pay the loan to the Borrower’s counterparty in the transaction through the Borrower’s account. Where the Lender fails to perform its obligation of entrusted payment due to the untruthfulness, incorrectness and incompleteness of the relevant transaction materials provided by the Borrower, the Lender shall not bear any responsibility and the obligation of repayment of the Borrower which has occurred already under this Contract shall not be affected. The Lender shall, in accordance with the application of utilization, the payment entrustment and the pay order required by the Lender, pay the amount to the counterparty’s account.

Where the Lender found, following examination, that the relevant transaction materials such as the evidence document of the purpose do not conform to this Contract or are otherwise flawed, it shall be entitled to request the Borrower to supplement, replace, state or re-provide the relevant materials. Prior to the provision of the relevant transaction materials satisfactory to the Lender by the Borrower, the Lender shall be entitled to refuse to grant and pay the relevant amount.

In case the account bank of the counterparty in the transaction refunds and the Lender could not pay duly the loan to its counterparty in accordance with the payment entrustment by the Borrower, the Lender shall not bear any responsibility, and the obligation of repayment of the Borrower which has occurred already under this Contract shall not be affected. The Borrower hereby authorizes the Lender to hold the amount refunded by the account bank of the counterparty. In such case, the Borrower shall re-provide the payment entrustment and relevant transaction materials such as the evidential documents of the purpose. The Lender shall, following examination and approval, pay the loan to the Borrower’s counterparty in the transaction through the Borrower’s account.

The Borrower shall not contravene the above agreements and shall not avoid the entrusted payment by the Lender by way of breaking up the whole amount into small amounts.

Fixed Assets Loan Contract

(2)

Except the cases agreed above which must adopt the entrusted payment by the Lender, unless otherwise agreed by both Parties, all the other methods of payment shall be: the entrusted payment by the Lender.

8	Repayments

8.1	Except as otherwise agreed by both Parties, the Borrower shall repay the loan hereunder pursuant to (2) as follows:

	(1)	All the loan hereunder shall be repaid on the date of expiration of the term of the loan.

	(2)	The loan hereunder shall be repaid pursuant to the following repayment schedule:

No.	Date of Repayment	Amount of Repayment

1	30 December 2010	50

2	30 December 2011	100

3	30 December 2012	200

4	30 December 2013	300

5	30 December 2014	400

6	30 December 2015	450

7	30 December 2016	500

8	30 December 2017	500

9	30 December 2018	550

10	30 December 2019	550

11	30 December 2020	600

12	30 December 2021	600

13	30 December 2022	650

14	30 December 2023	650

15	30 December 2024	700

16	30 December 2025	700

17	30 December 2026	750

18	30 December 2027	750

Total		9,000

(3)	Other schedule of repayment: / .

Fixed Assets Loan Contract

To change the above repayment schedule, the Borrower shall, 7 banking days prior to expiration of the relevant loan amount, provide the Lender with the written application, and change to such repayment schedule shall be subject to the written confirmation of both Parties.

8.2

Except as otherwise agreed by both Parties, on condition that the Borrower delays to repay both the principal and interests, the Lender shall be entitled to decide the priority of the repayment of the principal or interests; if there are several mature loans and overdue loans hereunder in case of repayment by installments, the Lender shall be entitled to decide the priority of repayment of certain loan by the Borrower; if there are several mature loan contracts between both Parties, the Lender shall be entitled to decide the priority of performance of each contract by the Borrower.

8.3

Except as otherwise agreed by both Parties, the Borrower may prepay the loan, provided that it shall give a prior written notice of 7 banking day to the Lender. The amount prepaid shall be firstly used to repay the loan to be mature lastly, i.e. repayment by the reverse sequence.

The Lender shall be entitled to charge the compensatory fees for the loan prepaid at 1%.

8.4	The Borrower shall repay the loan hereunder by the method of (2) as follows:

(1)

The Borrower shall, no later than     /     banking days prior to maturity of each sum of principal and interests, deposit adequate funds into the following account for repayment of the loan, and the Lender shall be entitled to actively collect the sum from such account on the mature date of each sum of principal and interest.

Name of repayment account: / .

Account No.: / .

The ratio of the cash flow of the revenue of the Borrower related herewith which can enter into the above repayment account shall be: / ;

The average existing amount in the above repayment account shall be: / .

(2)

The Borrower shall, no later than 1 banking day prior to maturity of each sum of principal and interests, deposit adequate funds into the following account for repayment of the loan, and the Lender shall be entitled to actively collect the sum from such account on the mature date of each sum of principal and interest.

Name of account: Fugong Xineng Power Development Co., Ltd.

Account No.: 800112475808093001.

(3) Other repayment method as agreed by both Parties: __________/__________.

9	Security

9.1	The securities for the debt under this Contract are:

the pledge provided by the right to collect electricity fees of Fugong Xineng Power Development Co., Ltd., with the execution of the Contract of Pledge with the contract number of No. FJ001622010275, and this Contract is the principal contract of such security.

the mortgage with the whole assets of Latudi River Power Station provided by Fugong Xineng Power Development Co., Ltd., with the execution of the Contract of Mortgage with the contract number of No. FJ001622010258. This Contract is the principal contract of such security. Within 3 months from the date of the first utilization by the Borrower under this Contract, the

Fixed Assets Loan Contract

Borrower shall complete the mortgage procedures in respect of the whole assets of Latudi River Power Station.

Prior to the completion of the mortgage procedures in respect of the whole assets of its Latudi River Power Station by the Borrower, the debt under this Contract shall be secured by Fujian Huabang Hydroelectric Investment Co., Ltd. with a guarantee with joint liability, with the execution of the Contract of Guarantee with the contract number of No. FJ001622010259.

9.2

If any event occurs on the Borrower or the guarantor which, in the opinion of the Lender, could affect its ability to perform the contract, or the security contracts become invalid, canceled or rescinded, or the financial status of the Borrower or security-providers worsens or the Borrower or security-providers involves in material action or arbitration, or otherwise which could affect its ability to perform the contract, or the event of default by the security-providers occurs under the security contracts or other contract with the Lender, or the collateral being depreciated, damaged, lost or sealed up which could result in the decrease or loss of the value of the collateral, the Lender shall be entitled to request and the Borrower shall be obliged to supplement the additional security, supplement or change the security-provider etc. to secure the debt under this Contract.

10	Insurance (This clause is optional, and the choice is (1) : (1) applicable, or (2) N/A.)

The Borrower shall take out the insurance with the insurers acceptable to the Lender against the risks of the equipments, project construction, transportation of goods relating to the project or trade hereunder and occurring within the project operation, with the coverage as required by the Lender and the insured amount not less than the loan principal hereunder.

The Borrower shall provide to the Lender the original of the insurance policy within 30 days upon effectiveness of this Contract. The Borrower shall not suspend the insurance for any reason unless and until the loan principal, interests and expense hereunder are paid off. If the Borrower suspends the insurance, the Lender shall be entitled to renew or take out the insurance policy on behalf of the Borrower at the expenses of the Borrower. The Borrower shall be fully liable for all losses suffered by the Lender due to such suspension of the insurance.

The Borrower shall notify the Lender in writing within 3 days after it becomes or should become aware of occurrence of any insurance accident, and claim against the insurer in accordance with the relevant provisions of the insurance policy. The Borrower shall bear all losses suffered by the Lender due to the Borrower’s failure to timely notify the Lender thereof or claim for insurance indemnity or perform its obligation under the insurance policy.

Except as otherwise agreed, the insurance indemnities shall firstly be used to repay the principal and interests of the loan and other expenses payable.

11	Representations and warranties

11.1	The Borrower represents:

(1)

It is duly registered with the competent administration for industry and commerce or competent authority and validly existing, and has the full ability of civil rights and acts required for execution and performance of this Contract; where the Borrower is the new established legal person for the project, its shareholders have good credit without any bad record; where the proposed investment project is subject to the requirements of the investor’s qualification and operational qualification by the PRC, all such requirements have been satisfied.

(2)

Its execution and performance of this Contract is its true declaration of intent, has obtained legal and valid authorization according to its articles of association or other internal management document, and will not violate any agreement, contract and other

Fixed Assets Loan Contract

legal documents binding upon the Borrower; it has or will obtain all approvals, permits, filings or registrations required for its execution and performance of this Contract.

	(3)	The Borrower adheres to the principle of good faith, and all documents, financial statements, certificates and materials provided by it to the Lender hereunder are true, complete, accurate and valid.

(4)

The transaction background under which it applies to the Lender for handling the business hereunder is true and legal, and is not for the purpose of money laundering. The purpose of the loan and source of repayment are specified and lawful.

	(5)	The Borrower has good credit without any bad record, and the Borrower does not conceal with the Lender any event that may affect its financial standing or ability of performance.

(6)

The project of loan and the matters of borrowing conform to the laws, regulations, regulatory rules and relevant policies in respect of the industry, land and environment of the PRC, and the procedures such as the management of the legality of the investment project, the examination and approval as well as filling etc. have been implemented in accordance with the rules, and conform to the relevant rules of the capital fund system of the investment project of PRC.

	(7)	Other matters represented by the Borrower: / .

11.2	The Borrower undertakes:

(1)

It will provide regularly or timely to the Lender its financial statements (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant materials; and the Borrower undertakes to continue to meet the requirements on the financial indicators as follows:                  /                  .

	(2)	It will draw, pay and use the loan as agreed in this Contract.

(3)

If the Borrower has already executed the counter security agreement or similar agreement with the guarantor of this Contract in respect of its obligations of guarantee, such agreement shall not affect any rights of the Lender under this Contract.

(4)

It will be subject to the inspection and supervision of the Lender upon the credit loan, and provide adequate assistance and cooperation. During the period from the effective date of this Contract to the date on which all the principal and interests of the loan under this Contract and the relevant fees are paid off, the Borrower agrees to authorize the Lender to monitor its account opened with the Lender, to inspect and analyze the construction and operation of the project, and to carry out the dynamic monitoring to the cash flow of the revenue of the project and the whole capital flow. The Borrower shall accept the inspection and supervision of the Lender upon the use of the loan including the purpose by way of account analysis, certificate inspection and on-site investigation etc. and provide cooperation, and summarize and report regularly to the Lender the payment and use of the loan pursuant to the requirements of the Lender. The date of summarized report shall be:                   /                  .

(5)

In case of occurrence of merger, division, reduction of registered capital, equity transfer, external investment, material increase of debt finance, transfer of major assets or creditor’s rights and other matters which may affect the Borrower’s ability of repayment, the Borrower shall obtain the prior written consent of the Lender.

The Borrower shall notify the Lender timely upon the occurrence of the following events:

A.	the change of the articles of association, business scope, registered capital and legal representative of the Borrower or the security-provider;

Fixed Assets Loan Contract

B.	the change of the mode of business operation such as association in any form, foreign joint venture, cooperation, contracting, reorganization, restructuring and plan for IPO etc;

C.

involvement in material action or arbitration, or the property or collateral being sealed up, seized or placed under surveillance in accordance with laws, or new material debt being established on the collateral;

D.	discontinuation of business, dissolution, liquidation, winding up, cancellation, revocation of the business license and application for bankruptcy etc.;

E.	the shareholder, director and the current management being alleged involving with any major legal case or economic dispute;

F.	the occurrence of event of default of the Borrower under other contract;

G.	the occurrence of the operating difficulties and financial deterioration etc..

(6)

The sequence of its repayment of the Lender’s loan hereunder has precedence over the loan extended by its shareholders to it, and is not subordinate to the debts of the same kind owed to its other creditors.

(7)

Where the after-tax net profit in the relevant fiscal year is zero or negative, or the after-tax net profit is not enough to compensate the accumulated loss of the previous fiscal years, or the pre-tax profit has not been used to repay the due principal and interests and fees in such fiscal year, or the pre-tax profit is not enough to pay off the principal and interests in the next period, the Borrower will not distribute any dividend and bonus to its shareholders in any way;

(8)

The Borrower will not dispose of its own assets in a manner impairing its ability of repayment; the total amount of securities provided by it will not be higher than __0.5__ times of its net assets, and the total amount of securities and the amount of single security will not exceed the limit as stipulated in its articles of association; the Borrower shall not provide security to the third party with the assets formed by the loan under this Contract without the consent of the Lender.

(9)

Unless for the purpose agreed in this Contract or with the consent of the Lender, the Borrower shall not transfer the loan under this Contract to the account with the same name and the affiliate’s account.

In case of transfer to the account with the same name and the affiliate’s account, the Borrower shall provide corresponding evidential documents.

(10)

In respect of the loan under this Contract, the conditions of loan such as the security conditions, pricing of the loan interest rate, and the sequence of debt service etc. which provided by the Borrower to the Lender shall not be less favorable than the conditions which the Borrower provides and will provide to any other financial institutions.

(11)

Other matters undertaken by the Borrower: (1) Without the consent of the Lender, the Borrower shall neither increase the external financing and provide any external security, nor grant the others a mortgage on the assets of Latudi River Power Station; (2) Following the replacement of the existing loan owed by the Borrower to the Agriculture Bank of China with the loan under this Contract, the recovery of the power sales income of the Borrower shall be all transferred to the account of the Lender’s bank; (3) All the Borrower’s cash flow generated from the Latudi River Power Station shall be used to repay the due principal and interests owed to the Lender’s bank as priority. Prior to the repayment of the due principal and interests of the current loan owed to the Lender’s bank as scheduled, the Borrower shall not pay the fixed return or dividend to the shareholders in any way; (4) The Borrower’s shareholder, Fujian Huabang Hydroelectric

Fixed Assets Loan Contract

Investment Co., Ltd., shall increase RMB 10,000,000 to the registered capital or capital reserve of the Borrower; Prior to the repayment of all the principal and interests of the loan to the Lender’s bank by the Borrower, the balance of the borrowing to the Borrower by Fujian Huabang Hydroelectric Investment Co., Ltd. shall not be less than RMB 8,000,000; (5) The prepayment of the Borrower shall be notified to the Lender; (6) Within 3 months following the date of the initial utilization by the Borrower under this Contract, the Borrower shall complete properly all the mortgage procedures in respect of the whole assets of Latudi River Power Station and pledge procedures of the right to collect electricity fees, and the collateral must take out the property insurance with the Lender as the first beneficiary; Overdue completion shall be deemed as the default of the Borrower, the Lender shall be entitled to collect the loan and the corresponding liquidated damages. (7) The Lender shall be entitled to adjust the credit extension plan (including announce the acceleration of the loan) in consideration of the mortgage, the recovery of the tariff and if the loan can be repaid duly etc.

12	Disclosure of related-party transaction in the group of the Borrower

1.     The Borrower is not the group client determined by the Lender pursuant to the Guidelines on the Management of Risks of Credits Granted by Commercial Banks to Group Clients (“Guidelines”). The Borrower shall report in a timely manner to the Lender of the transaction related with more than 10% net assets which includes the associate relationship of the parties to the transaction, the transaction project and its nature, the amount of the transaction or the corresponding ratio, and the pricing policy (including the transaction without any amount or with only nominal amount).

The Lender shall be entitled to decide, at its own discretion, to stop to extend the loan not drawn by the Borrower and take back part or whole of the principal and interests of the loan in advance, if the Borrower is under any of the following circumstances: where based on false contracts with related parties, it uses such creditor’s right as any bill receivable or account receivable without true trade background to handle discount or pledge with the bank so as to illegally obtain the loan or credit of the bank; where it is subject to such events as major merger, acquisition or reorganization, which may affect the safety of the loan as deemed by the Lender; where it intentionally escapes the creditor’s right of the bank through related-party transaction; other circumstances as descried in Article 18 of the Guidelines.

13	Events of default and handling

13.1	Any of the following events shall constitute or be deemed as an event of breach by the Borrower hereunder:

	(1)	The Borrower fails to perform its obligations of payment and repayment pursuant to the provisions contained herein;

(2)

The Borrower fails to draw and use the loan in the agreed method hereunder or fails to use the loan for the agreed purpose hereunder, or the Borrower violates the provisions hereof and break up the whole amount into small amounts in order to avoid the entrusted payment by the Lender;

	(3)	Any representation made by the Borrower herein is untrue or violates any undertaking made by the Borrower herein;

(4)

In case of occurrence of the circumstances as described in Clause 11.2 (5) hereof, the Lender deems it will affect the financial condition and ability of performance of the Borrower, but the Borrower fails to provide new security and replace the guarantor pursuant to the provisions of this Contract;

	(5)	Any event of default occurs with respect of the Borrower under other contracts signed by it and the Lender or other branches of Bank of China Limited;

Fixed Assets Loan Contract

(6)

The security-provider violates the provisions of the security contracts, or any event of default occurs with respect of the security-provider under other contracts signed by it and the Lender or other branches of Bank of China Limited;

(7)	The discontinuation of business or the event of dissolution, cancellation or bankruptcy occurs with respect of the Borrower;

(8)

The Borrower involves or may involve in material economic dispute, action or arbitration, or its assets is sealed up, seized or enforced, or being on file for investigation or punished in accordance with laws by the judicial authorities or tax and industrial and commercial authorities, which already or may affect its performance of the obligations hereunder;

(9)

The abnormal change, missing or being investigated or restricted of the personal freedom in accordance with laws by the judicial authorities occurs to the main investor or key management of the Borrower, which already or may affect its performance of the obligations hereunder;

(10)	The capital fund of the project fails to be made in place as scheduled or proportionately, or fails to be supplemented with the time limit set out by the Lender;

(11)	The progress of the project lags behind the progress of the use of the fund;

(12)	The quality of construction of the project does not conform to the national or industrial standards;

(13)

The credit standing of the Borrower has decreased, or the ability of making profits, debt service, operation and the financial indicators such as cash flow etc. has deteriorated, which is beyond the indicator limit or other financial agreement hereunder;

(14)	The Borrower violates other provisions in respect of the rights and obligations of the party hereunder.

13.2	In case of occurrence of any of the above events of default, the Lender shall be entitled to take one or more of the following measures based on the specific circumstances:

	(1)	Require the Borrower or the security-provider to rectify its default within a stipulated time limit.

	(2)	Reduce, suspend, cancel or terminate the credit line granted to the Borrower in part or in whole.

(3)

Suspend or terminate acceptance of the Borrower’s application for utilization under this Contract and other contracts between the Lender and the Borrower in part or in whole; suspend or terminate in part or in whole extending and handling any loan and trade financing not extended and handled.

	(4)	Accelerate in part or in whole the principal, interests and other payables of the loan/trade financing outstanding under this Contract and other contracts between the Lender and Borrower.

(5)

Negotiate with the Borrower to supplement the conditions of granting and payment of the loan, of the Lender shall be entitled to change the conditions of the granting and payment of the loan based on the credit standing of the Borrower, such as decreasing the minimum amount of entrusted payment etc. or the Lender shall be entitled to require to transfer back the fund paid with default etc.

	(6)	Terminate or cancel this Contract, and terminate other contracts between the Borrower and Lender in part or in whole.

Fixed Assets Loan Contract

(7)	Request the Borrower to indemnify the losses Lender incurs due to the Borrower’s default.

(8)

Only by giving a prior or subsequent notice, transfer the amounts in the accounts opened by the Borrower with the Lender and other branches of Bank of China Limited to service all or part of the debts owed to the Lender under this Contract. The un-matured amount in such accounts shall be deemed mature in advance. If the currency in such accounts is not the same as that used by the Lender for settlement, the amounts in such accounts shall be converted at the quoted exchange rate for settlement and sales of foreign exchange applicable to the Lender at the time of transfer.

(9)	Exercise the real right of security; request the guarantor to bear the responsibility of guarantee.

(10)	Other measures necessary and practicable as deemed by the Lender.

14	Waiver

No failure by either party to exercise its rights hereunder in part or in whole or require the other party to perform or bear part or whole obligations and liabilities shall operate as waiver by such party of such rights or such obligations and liabilities.

No forbearance and grace or delay by either party in exercise of the rights hereunder shall affect any of its rights available according to this Contract or laws and regulations, nor deemed as waiver of such rights.

15	Change, modification and termination

This Contract may be changed or modified in writing upon agreement by both Parties through consultation. Any change or modification shall constitute integral part of this Contract.

Except as otherwise set out by laws and regulations or agreed by both Parties, this Contract shall not be terminated unless and until all the rights and obligations hereunder are completely performed.

Except as otherwise set out by laws and regulations or agreed by both Parties, the invalidity of any terms hereof shall not affect the validity of the remaining terms hereof.

16	Applicable law and dispute settlement

This Contract shall be governed by the laws of the People’s Republic of China.

Any dispute arising out of or in connection with execution and performance of this Contract following the effectiveness of this Contract may be settled by both Parties through consultation. Where such dispute fails to be settled through consultation, either party may adopt the method of 2 as follows:

16.1	Submit the dispute to / Arbitration Commission for arbitration in accordance with the arbitration rules which is in effect at the time of application for arbitration in / (place of arbitration).

16.2

Bring a lawsuit in the people’s court of the place where domicile of the Lender or other branches of Bank of China Limited performing the rights and obligations under this Contract or a single agreement is located.

16.3	Bring a lawsuit in the competent people’ court having jurisdiction over such dispute.

Fixed Assets Loan Contract

If the remaining terms hereof other than those under dispute are not affected by such dispute during the period of dispute, such remaining terms shall still be performed.

17	Expenses

Except as otherwise determined according to law or agreed by both Parties, the expenses for execution, performance and dispute settlement of this Contract (including but not limited to attorney fees) shall be borne by the Borrower.

18	Appendices

The following Appendix and other appendices as confirmed by both Parties shall be integral part of this Contract and have the same legal validity as this Contract.

	1	The Application for Utilization (Form):

19	Miscellaneous

19.1	The Borrower shall not transfer any of its rights and obligations hereunder to any third party without written consent of the Lender.

19.2

If the Lender needs to entrust other branches of Bank of China Limited to perform the rights and obligations hereunder, or transfer the loan hereunder to other branches of Bank of China Limited who will assume and manage the loan, the Borrower shall accept the same. Other branches of Bank of China Limited as entrusted by the Lender or assuming the loan hereunder shall have the right to exercise all rights hereunder, bring a lawsuit in the people’s court in their own names and apply for arbitration or enforcement in case of occurrence of any dispute hereunder.

19.3	This Contract shall be legally binding upon and inure to the benefits of both Parties and their respective heirs and permitted assigns without prejudice to other provisions contained herein.

19.4

Except as otherwise agreed, the domiciles of both Parties as specified in this Contract shall be the correspondence and contact addresses. In case of any change thereof, either party shall timely notify the other party in writing.

19.5

The transaction hereunder shall be based on independent benefits of each party. If other parties under such transaction shall constitute related parties of the Lender in accordance with the relevant laws, regulations and regulatory requirements, the parties shall not impair the fairness of such transaction by taking advantage of such related-party relationship.

19.6

All captions and name of business in this Contract are inserted only for the convenience of reference, and shall not affect the interpretation of the terms hereof and the rights and obligations of both Parties.

19.7

The Lender shall be entitled to, in accordance with the relevant laws, regulations and regulatory rules, provide the relevant information of this Contract and the Borrower to the Credit Reference System of People’s Bank of China and other credit information data base duly established, for the inquiry and use by the properly qualified organization and individual in accordance with laws. The Lender shall also be entitled to inquire the relevant information of the Borrower through the Credit Reference System of People’s Bank of China and other credit information data base duly established.

19.8	If the date of utilization or repayment is a public holiday, then it shall be postponed accordingly to the first Business Day following the public holiday.

Fixed Assets Loan Contract

20	Effectiveness

This Contract shall become effective on the date when it is signed by the legal representative (responsible person) or authorized signatory and affixed with the common seal of each party.

This Contract is executed in quintuplicate, of which each party holds one, being equally authentic.

The Borrower: Fugong Xineng Power Development Co., Ltd.	Lender: Bank of China Limited Fujian Branch

(stamp)	(stamp)

Authorized signatory: _________	Authorized signatory: _________

Date: 15 July 2010	Date: 15 July 2010